EXHIBIT 99.1

SMC Announces Marketing Agreement with Plato Technologies. Inc.

BOCA RATON, FL / ACCESSWIRE / April 19, 2024 / SMC Entertainment, Inc. (“SMC” or the “Company”) (OTC PINK:SMCE)

SMC / (OTC PINK:SMCE) is pleased to announce a marketing agreement and collaboration with Plato Technologies Inc.

Plato Technologies specializes in AI content disruption and AI management systems. The collaboration will enable the Company to market Plato’s platform directly to web and content development teams. The companies have agreed on a revenue sharing agreement after deducting individual client acquisition costs.

“This is just the beginning.” stated Erik Blum CEO of SMC, “We are very excited to be engaged with Plato to further our development and building of our internal AI foundation. The success of any ML/ AI program is data points and content management. Plato excels at both management of those data points and providing a cohesive platform to execute on. We believe we can successfully market their platform and in turn gain valuable access to its archived content. Content is key in assimilating market data. We want to utilize that content in our market driven machine learning program for trading. The synergies are huge and provide us an accelerated platform to execute on our business plan”.

“Since our inception, we are continuously setting a new standard on what Generative AI and Generative Intelligence represents to the capital markets. Our network allows us to authentically connect the communities our data and content represents to the verticals we support. This partnership represents a best of class opportunity to leverage our technology across SMC’s growing ecosystem” Bryan Feinberg, Plato’s CEO and Founder commented.

About Plato Technologies Inc.

Plato is an Ai powered content and syndication network that curates the latest in data intelligence across today’s most innovative market verticals. The platform is designed to provide an ultra-safe and secure environment to consume sector specific real-time data intelligence across 45 Market Verticals and 35 Languages. Plato’s in-house syndication network currently syndicates content to over 1900+ Publisher websites for deep and authentic connectivity to the communities. For Information on Plato, visit https://platodata.network / https://zephyrnet.com

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About SMC Entertainment, Inc.

SMC is a versatile holding company focused on acquisition and support of proven commercialized financial services and technology (Fintech) companies. SMC’s multi-discipline growth by acquisition approach is to enhance revenues and shareholder equity. For more information on SMC, visit www.smceinc.com.

Press Release Contact:

Erik Blum

Chief Executive Officer

SMC Entertainment, Inc.

Ron Hughes

Chief Operations Officer

SMC Entertainment, Inc.

ron.hughes.operations@gmail.com

360-820-5973

Safe Harbor Statement

Some of the statements in this press release may be forward-looking statements or statements of future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third-party. Therefore, in no case whatsoever will the Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages.

SOURCE: SMC Entertainment, Inc.

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